Exhibit 99.1

        Capstone Turbine Corporation Announces Second Quarter
                    Fiscal 2007 Operating Results


    CHATSWORTH, Calif.--(BUSINESS WIRE)--Nov. 9, 2006--Capstone Turbine Corporation (Nasdaq:CPST) (www.microturbine.com) reported operating results for its second quarter ended September 30, 2006 in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2006.

    Financial Summary

    Capstone's revenue for the fiscal 2007 second quarter was $2.9 million, representing a decrease of approximately 48% from the prior year comparable quarter and a decrease of 55% from the prior quarter. Product sales to the European and Russian markets declined approximately $2.3 million from the first quarter, although new orders of approximately $2.5 million were received from these markets during the quarter.

    Backlog at the end of the second quarter was $6.8 million, an increase of over 26% from the prior quarter, although decreased over 45% from the end of the prior year comparable quarter. In October, after the close of the second quarter, we received a new order for 1.6 megawatts or $1.4 million dollars from our major OEM customer.

    "We are pleased with the traction we have experienced in Europe and Russia over the past year, despite lower sales this quarter. John Fink, our Executive Vice President, Sales and Service, is continuing to build momentum with our relationships in the New York market. We have increased our commitment to the New York market by expanding our lease to build out sales and service offices, warehousing, manufacturing and light component assembly work in Brooklyn," said Mark Gilbreth, Capstone's Interim President and CEO.

    The reported gross loss for the second quarter was $2.3 million, or 79% of revenue compared to $1.1 million, or 19% of revenue from the prior year comparable quarter and $1.2 million, or 19% of revenue from the prior quarter. The increase in the gross loss and corresponding decline in the gross loss percentage reflects lower volume and increased warranty charges.

    Research and development costs were $2.6 million for the fiscal 2007 second quarter, an improvement of $0.1 million, or 5%, from the prior year comparable quarter and $0.2 million, or 8% from the prior quarter. The improvement was primarily related to continued lower spending on development hardware and reduced payroll costs.

    Selling general and administrative costs were $6.1 million for the fiscal 2007 second quarter, an improvement of $0.7 million, or 11%, from the prior year comparable quarter, of $6.8 million. The decrease from the prior year comparable quarter is primarily attributable to lower payroll and professional fees, offset by approximately $0.2 million of increased non-cash stock compensation charges related to the Company's adoption of SFAS 123(R). Selling, general and administrative costs increased $0.1 million, or 2% from the prior quarter. The increase from the prior quarter is due to slightly increased sales and marketing expenses and increased administrative costs associated with our Annual Shareholders Meeting and Proxy Statement distribution.

    Capstone's net loss was $10.4 million for the fiscal 2007 second quarter, or $0.10 per diluted common share, an increase of $1.1 million from the $9.3 million loss, or $0.09 per diluted common share, reported for the first quarter of fiscal 2007.

    Cash balances decreased by $9.4 million during the second quarter of fiscal 2007. As of September 30, 2006, cash and cash equivalents were $39.3 million.

    Conference Call

    The Company will host a conference call today, Thursday, November 9, at 1:45 p.m. Pacific Time. Access to the live broadcast and a replay of the webcast will be available for 90 days through the Investor Relations page on the Company's website: www.microturbine.com

    About Capstone Turbine

    Capstone Turbine Corporation (www.microturbine.com) (Nasdaq:CPST) is the world's leading producer of low-emission microturbine systems, and was the first to market commercially viable microturbine energy products. Capstone Turbine has shipped more than 3,500 Capstone MicroTurbine systems to customers worldwide. These award-winning systems have logged millions of documented runtime operating hours. Capstone Turbine is a member of the U.S. Environmental Protection Agency's Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation's energy infrastructure and reducing emissions of pollutants and greenhouse gases. A UL-Certified ISO 9001:2000 certified company; Capstone Turbine is headquartered in the Los Angeles area with sales and/or service centers in New York, Mexico City, Milan, Nottingham, Shanghai and Tokyo.

    "Capstone Turbine Corporation" and "Capstone MicroTurbine" are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

    This press release contains "forward-looking statements," as that term is used in the federal securities laws, with regard to business momentum in the New York market. Forward-looking statements may be identified by words such as "expects," "objective," "intend," "targeted," "plan" and similar phrases. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, including the fact that certain product applications in the New York market may require further regulatory approvals, that we may not achieve the growth we currently anticipated, we may not be able to retain a permanent replacement to our former CEO, and other factors described in Capstone's filings with the Securities and Exchange Commission may cause Capstone's actual results to be materially different from any future results expressed or implied in such statements. Capstone cautions readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Capstone undertakes no obligation, and specifically disclaims any obligation, to release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.



                     CAPSTONE TURBINE CORPORATION
                CONDENSED CONSOLIDATED BALANCE SHEETS
                 (In thousands, except share amounts)
                             (Unaudited)

                                              September 30,  March 31,
                                                  2006         2006
                                              -------------  ---------
                   ASSETS
Current Assets:
  Cash and cash equivalents                        $39,329    $58,051
  Accounts receivable, net of allowance for
   doubtful accounts and sales returns of
   $805 at September 30, 2006 and $858 at
   March 31, 2006                                    2,532      5,869
  Inventories                                       18,968     12,545
  Prepaid expenses and other current assets          1,695      1,050
                                              -------------  ---------
   Total current assets                             62,524     77,515
Property, plant and equipment, net                   6,762      7,816
Non-current portion of inventories                   2,569      3,113
Intangible asset, net and other long-term
 assets                                              1,139      1,273
                                              -------------  ---------
   Total                                           $72,994    $89,717
                                              =============  =========
    LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable and accrued expenses             $8,445     $8,144
  Accrued salaries and wages                         1,376      1,623
  Accrued warranty reserve                           6,876      6,998
  Deferred revenue                                     688        632
  Current portion of notes payable                      19         19
                                              -------------  ---------
   Total current liabilities                        17,404     17,416
                                              -------------  ---------
Long-term portion of notes payable                      37         47
Other long-term liabilities                            592        626
Stockholders' Equity:
  Preferred stock, $.001 par value;
   10,000,000 shares authorized; none issued            --         --
  Common stock, $.001 par value; 415,000,000
   shares authorized; 104,765,257 shares
   issued and 104,214,049 shares outstanding
   at September 30, 2006; 103,521,829 shares
   issued and 102,970,621 shares outstanding
   at March 31, 2006                                   104        104
Additional paid-in capital                         575,663    572,787
Accumulated deficit                               (520,293)  (500,542)
Deferred stock compensation                             --       (208)
Treasury stock, at cost; 551,208 shares               (513)      (513)
                                              -------------  ---------
   Total stockholders' equity                       54,961     71,628
                                              -------------  ---------
   Total                                           $72,994    $89,717
                                              =============  =========



                     CAPSTONE TURBINE CORPORATION
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (In thousands, except per share data)
                             (Unaudited)

                               Three Months Ended   Six Months Ended
                                  September 30,       September 30,
                               ------------------- -------------------
                                   2006      2005      2006      2005
                               --------- --------- --------- ---------
Revenue                          $2,946    $5,705    $9,512    $9,512
Cost of goods sold (includes
 stock-based compensation of
 $23, $0, $51 and $0, for the
 periods presented,
 respectively)                    5,282     6,768    13,084    13,992
                               --------- --------- --------- ---------
   Gross loss                    (2,336)   (1,063)   (3,572)   (4,480)
Operating expenses:
  Research and development
   (includes stock-based
   compensation of $56, $0,
   $112 and $0, for the
   periods presented,
   respectively)                  2,592     2,728     5,398     4,833
  Selling, general and
   administrative (includes
   stock-based compensation of
   $591, $449, $1,266 and
   $577, for the periods
   presented, respectively)       6,061     6,788    11,976    12,525
                               --------- --------- --------- ---------
   Total operating expenses       8,653     9,516    17,374    17,358
                               --------- --------- --------- ---------
Loss from operations            (10,989)  (10,579)  (20,946)  (21,838)
  Interest income                   571       377     1,198       773
  Interest expense                   (1)      (19)       (2)      (21)
  Other income                       --        22         1        24
                               --------- --------- --------- ---------
Loss before income taxes        (10,419)  (10,199)  (19,749)  (21,062)
Provision for income taxes           --        --         2         2
                               --------- --------- --------- ---------
Net loss                       $(10,419) $(10,199) $(19,751) $(21,064)
                               --------- --------- --------- ---------
Net loss per share of common
 stock -- Basic and Diluted      $(0.10)   $(0.12)   $(0.19)   $(0.25)
                               ========= ========= ========= =========
Weighted average shares used
 to calculate Basic and
 Diluted net loss per share     103,901    84,955   103,612    84,673
                               ========= ========= ========= =========



    CONTACT: Capstone Turbine Corporation
             Investor and investment media inquiries:
             Alice Barsoomian, 818-407-3628